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Exhibit 10.42

[ADDRESS] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) THE TYPE OF INFORMATION COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

February 16, 2021

Jackie Trask
[ADDRESS]

Dear Jackie,

Beyond Meat, Inc., a Delaware corporation (the "Company"), is pleased to offer you employment with the Company on the terms described below.

1.Position. You will start in a full-time, exempt position as the Company's Chief People Officer, and you will report to Ethan Brown, the Company's Chief Executive Officer. You will work remotely until the office has been reopened and employees return to the workplace, at which time you will work full-time at the Company's headquarters in El Segundo, CA. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2.TriNet HR Corporation. The Company's benefits, payroll, and other human resource management services are provided through TriNet HR Corporation, a professional employer organization. As a result of the Company's arrangement with TriNet, TriNet will be considered your employer of record for these purposes and your managers at the Company will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise directing your work at the Company.

3.Compensation and Employee Benefits.

(a) Base Salary. Your initial base salary will be $400,000.00 per year, payable on the Company's regular payroll dates.

(b) Sign-on Cash Bonus. The Company will pay you a one-time sign-on bonus equal to $160,000.00 (the "Sign-On Bonus") within 30 days of the date you commence employment with the Company (the "Commencement Date"), subject to your continued employment with the Company through the payment date. You will earn, and be permitted to retain, the full amount of the Sign-On Bonus if you remain employed by the Company through the 1-year anniversary of the Commencement Date. By signing below, you acknowledge and agree that, if before such 1-year anniversary date, you terminate employment with the Company

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for any reason, you will be required to immediately re-pay the full amount of the Sign-On Bonus no later than 30 days following the last day of your employment with the Company.

(c) Annual Bonus. You will be eligible to participate in the Company's Executive Incentive Bonus Plan, with the target amount of your bonus for the 2021 calendar year equal to 50% of your base salary, pro-rated based on the Commencement Date. The Compensation Committee of the Company's Board of Directors (the “Compensation Committee") will determine in its sole and absolute discretion whether you have earned a bonus for each calendar year, including whether any applicable performance objectives have been met and the amount of the bonus.

(d) Relocation. To assist with your relocation closer to the Company's El Segundo Office within 18 months following your start date, the Company shall reimburse you for up to $50,000 in relocation expenses in accordance with the Company's relocation policy.

(e) Severance. Like other Company executives, you will be eligible for severance pursuant to the terms of the enclosed Executive Change in Control Severance Agreement.

(f) Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary enclosed with this letter. 1n addition to Company holidays. you will be entitled to 20 days of Paid Time-Off (PTO).
(g) Annual Review. The Compensation Committee will review your compensation, along with the compensation provided to the Company's other executives, at least annually.

4.Background Check. Like all Company employees, your employment is subject to a background check. As a condition of your employment with the Company, you are required to sign the Company's enclosed background check consent form.

5.Stock Grant. Subject to the approval of the Compensation Committee, you will be granted: (a) an option (“Option'') to purchase shares of the Company's common stock ("Common Stock"), and (b) an award of restricted stock units (“RSUs"} under the Company's 2018 Equity Incentive Plan (as such plan may be amended and restated from time to time, the (“Plan"). The grants, if approved, will be made at the next regular Compensation Committee meeting following the Commencement Date. For the Option, the number of shares of Common Stock subject to the Option will be determined by dividing the dollar value of the Option award by the Average Closing Price (as defined below), multiplying the resultant total by two (2), and rounding up to the nearest whole number of shares of Common Stock. For the RSU award, the number of shares to be granted will be determined by dividing the dollar value of the RSU award

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by the Average Closing Price and rounding up to the nearest whole number of shares. The Average Closing Price shall be calculated based on the average of the closing prices of Common Stock as reported on the NASDAQ Global Select Market for the period of 10 consecutive trading days ending on (and including) the last trading day prior to the date of grant.

In accordance with the methodology above, you will be eligible to be granted an Option to purchase Common Stock valued at $375,000 subject to the terms and conditions of the Plan and the applicable stock option agreement. The exercise price for the Option will be no less than the fair market value of the Common Stock, as determined according to the Plan, on the grant date. Generally, the Option will vest and become exercisable over four years as follows: 25% of the total number of shares subject to the Option will vest and become exercisable on the 12-month anniversary of the Commencement Date and 1/48th of the total number of shares subject to the Option will vest and become exercisable in monthly installments thereafter, subject to your continuous service through each vesting date, as described in the applicable stock option agreement.

In accordance with the methodology above, you will be eligible to be granted an award of RSUs valued at $375,000, subject to the terms and conditions of the Plan and the applicable RSU agreement. Generally, the RSUs will vest and become non-forfeitable as follows: 25% of the RSUs will vest on the 12-month anniversary of the Commencement Date and 1/16th of the RSUs will vest in quarterly installments thereafter, subject to applicable taxes and withholdings, and subject to your continuous service through each vesting date, as described in the applicable RSU agreement.

6.Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's enclosed standard Confidential Information and Invention Assignment Agreement.

7.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Company's Chief Executive Officer.

8.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the

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written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

9.Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding, and any other deductions required by applicable law.
10.Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

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If you wish to accept this offer, please sign, date and return this letter to the Company, along with the enclosed Executive Change in Control Severance Agreement and Confidential Information and Invention Assignment Agreement, on or before Monday, February 22, 2021. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. We look forward to having you join us!

Very truly yours,
By: /s/ Ethan Brown
(Signature)
Name: Ethan Brown
Title: Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Jackie Trask
(Signature)

February 18, 2021
Date

Anticipated Start Date: March 10, 2021
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